FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 9, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Third Quarter Production, Revenues and Net Income Up;
First Nine-Month Records Set for Production, Revenues, Operating Income and Cash Flow

Salt Lake City, November 9, 2010, – FX Energy, Inc. (NASDAQ: FXEN) today announced net income of $22.2 million, or $0.51 per share, for the quarter ended September 30, 2010.  Excluding a non-cash foreign currency exchange gain of $20.1 million, the Company would have recorded third quarter net income of $2.1 million, or $0.05 per share.  The results represent a significant improvement over the net loss, adjusted for foreign exchange gains, of $(2.8) million, or $(0.07) per share reported in the third quarter of 2009.

Increased Production and Prices Drive Revenues Higher

Higher third quarter production was the largest contributor to the Company’s improved quarter results.  Total net oil and gas production almost doubled to 889 million cubic feet equivalent (Mmcfe) during the third quarter of 2010, compared to 472 Mmcfe during the 2009 quarter.  Total revenues increased 75% to $6.6 million during the third quarter of 2010 from $3.8 million during the same quarter of 2009.  The production increase was due to natural gas production in Poland from the Company’s Roszkow well, which began producing in September 2009.

Oil prices increased 13% over the year, averaging $65.31 per barrel in the third quarter of 2010, compared to $57.83 per barrel in the same quarter of 2009.  Gas prices during the third quarter of 2010 averaged $5.30 per Mcf, compared to $4.65 per Mcf during the same quarter of 2009, an increase of 14%.  Zloty denominated gas prices were 7% higher in the 2010 third quarter than in the same quarter of 2009, and the quarter-to-quarter stronger Polish zloty resulted in increased U.S. dollar prices.

Clay Newton, FX’s Vice President Finance, remarked, “As we discussed last quarter, both our Roszkow and Zaniemysl wells were shut in for two weeks during September for annual maintenance, which reduced our overall production for the quarter.  Both wells are back online, and we expect to see higher production and revenues for the fourth quarter this year.  Even with our reduced production for maintenance during September, we are pleased that cash flow from operating activities increased by almost $15 million year-to-date from a year ago.  In addition to our much improved operating results, our balance sheet continues to strengthen.  Our working capital jumped by 134% during the first nine months to $8.1 million, which enhances our ability to fund exploration.”

Nine Month Results

The Company reported net income of $1.0 million, or $0.02 per share, for the first nine months of 2010.  Excluding non-cash foreign currency exchange losses of $(2.9) million, the Company would have recorded net income for the first nine months of 2010 of $3.9 million, or $0.09 per share, compared to a net loss, adjusted for foreign exchange losses, of $(9.4) million, or $(0.22) per share reported in the first nine months of 2009.

Oil and gas revenues for the 2010 first nine months were more than double those recorded during the same period of 2009.  The Company recognized oil and gas revenues of $16.8 million for the first nine months of 2010, compared to $6.3 million for the same period of 2009.  Total revenues for the first nine months of 2010 were $18.9 million, compared to $8.1 million in the first nine months of 2009.  Natural gas production in Poland was 2,632 Mmcf during the first nine months of 2010, compared to 888 Mmcf during the same period of 2009.

Oil prices increased 41% over the year, averaging $66.81 per barrel in the first nine months of 2010, compared to $47.50 per barrel in the same period of 2009.  Gas prices during the first nine months of 2010 averaged $5.19 per Mcf, compared to $4.49 per Mcf during the same period of 2009, an increase of 16%.  Zloty denominated gas prices were slightly lower in the 2010 period than in the same period of 2009, but the stronger Polish zloty resulted in increased U.S. dollar prices.

Cash Flow and EBITDAX Set First Nine Month Records; Non-cash Charges Continue to Vary

Net cash provided from operating activities of $6.2 million during the first nine months of 2010 increased $15.0 million from the $(8.7) million of cash used in operating activities during the first nine months of 2009.  The Company also reported record first nine month 2010 earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX)(1).  EBITDAX during the first nine months of 2010 was $10.9 million, compared to $0.2 million in the first nine months of 2009.  At September 30, 2010, the Company’s cash and investments were $7.3 million, with working capital of $8.1 million.

The non-cash foreign exchange losses and gains of $(2.9) million and $5.5 million for the first nine months of 2010 and 2009, respectively, are included in other income and expense.  The charges come primarily from recognition of gains and losses on intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash losses only, and could vary greatly depending upon future exchange rate fluctuations.

Earnings Conference Call Today, Tuesday, November 9, 2010 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2010 third quarter and first nine month results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-218-8142; International dial-in-number: 913-312-0846; Passcode: 6541534.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy's homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company's ability to internally fund exploration and development activities and to service debt.  EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles.  The table below reconciles EBITDAX with income from continuing operations as derived from the Company's financial information.

EBITDAX:	Nine Months Ended
	September 30, 2010	September 30, 2009
Net income (loss)	$ 998	$ (3,865)
Foreign exchange loss (gain)	2,879	(5,547)
Exploration expense	1,886	4,071
Depletion, depreciation and amortization	1,629	1,173
Interest expense, net	497	402
Stock compensation	1,057	1,332
Property impairment	554	1,864
Other non-cash items	1,352	736
EBITDAX	$ 10,852	$ 166

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$7,253	$4,225
Receivables:
Accrued oil and gas sales	1,675	2,875
Other receivables	3,207	918
Inventory	238	232
Other current assets	287	394
Total current assets	12,660	8,644

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	32,994	32,700
Unproved	3,362	3,403
Other property and equipment	8,286	7,654
Gross property and equipment	44,642	43,757
Less accumulated depreciation, depletion and amortization	(11,396)	(11,466)
Net property and equipment	33,246	32,291

Other assets:
Certificates of deposit	406	406
Loan fees	2,515	729
Total other assets	2,921	1,135

Total assets	$48,827	$42,070

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	September 30,	December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,758	$3,569
VAT payable	767	575
Accrued liabilities	1,071	1,048
Total current liabilities	4,596	5,192

Long-term liabilities:
Notes payable	27,468	25,000
Asset retirement obligation	1,181	1,133
Total long-term liabilities	28,649	26,133

Total liabilities	33,245	31,325

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of September 30, 2010, and December 31, 2009; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2010, and December 31, 2009; 43,267,071
and 43,037,540 shares issued and outstanding as of September 30,
2010 and December 31, 2009, respectively	43	43
Additional paid-in capital	162,286	160,594
Cumulative translation adjustment	12,885	10,738
Accumulated deficit	(159,632)	(160,630)
Total stockholders’ equity	15,582	10,745

Total liabilities and stockholders’ equity	$48,827	$42,070

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Oil and gas sales	$5,242	$2,691	$16,785	$6,286
Oilfield services	1,406	1,118	2,128	1,771
Total revenues	6,648	3,809	18,913	8,057

Operating costs and expenses:
Lease operating expenses	824	857	2,502	2,415
Exploration costs	361	686	1,886	4,071
Property impairment	39	1,864	554	1,864
Oilfield services costs	764	657	1,375	1,274
Depreciation, depletion and amortization	524	425	1,629	1,173
Accretion expense	20	8	59	24
Stock compensation	354	449	1,057	1,332
General and administrative	1,496	1,512	5,476	4,914
Total operating costs and expenses	4,382	6,458	14,538	17,067

Operating income (loss)	2,266	(2,649)	4,375	(9,010)

Other income (expense):
Interest and other income (expense)	789	11	812	50
Interest expense	(990)	(141)	(1,310)	(452)
Foreign exchange gain (loss)	20,087	12,227	(2,879)	5,547
Total other income (expense)	19,886	12,097	(3,377)	5,145

Net income (loss)	22,152	9,448	998	(3,865)

Other comprehensive income (loss)
Foreign currency translation adjustment	(15,415)	(9,579)	2,151	(5,201)
Comprehensive income (loss)	$6,737	$(131)	$3,149	$(9,066)

Net income (loss) per common share
Basic	$0.51	$0.22	$0.02	$(0.09)
Diluted	$0.51	$0.22	$0.02	$(0.09)
Weighted average common shares outstanding
Basic	43,261	42,560	43,246	42,470
Dilutive effect of stock options	-	84	-	-
Diluted	43,261	42,644	43,246	42,470

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$998	$(3,865)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	1,629	1,173
Accretion expense	59	24
Amortization of bank fees	740	137
Property impairment	554	1,864
Stock compensation	1,057	1,332
Foreign exchange losses	2,769	(6,756)
Common stock issued for services	635	739
Increase (decrease) from changes in working capital items:
Receivables	(841)	(861)
Inventory	(6)	(12)
Other current assets	107	48
Other assets	(58)	(122)
Accounts payable and accrued liabilities	(1,422)	(2,437)
Net cash provided by (used in) operating activities	6,221	(8,736)

Cash flows from investing activities:
Additions to oil and gas properties	(2,483)	(6,680)
Additions to other property and equipment	(746)	(802)
Additions to marketable securities	--	(11)
Proceeds from maturities of marketable securities	--	4,661
Net cash used in investing activities	(3,229)	(2,832)

Cash flows from financing activities:
Proceeds from credit facility	27,468	--
Payments on credit facility	(25,000)	--
Payment of loan fees	(2,468)	--
Payments on loan related to auction rate securities	--	(2,808)
Proceeds from exercise of stock options and warrants	--	132
Net cash used in financing activities	--	(2,676)

Effect of exchange-rate changes on cash	36	164

Net increase (decrease) in cash	3,028	(14,080)
Cash and cash equivalents at beginning of year	4,225	16,588

Cash and cash equivalents at end of period	$7,253	$2,508